EXHIBIT 10.2

Yong Sun	September 30, 2013
Boston, MA

Dear Yong;

I am pleased to make you a tentative offer of employment for the position of Vice President Global Strategic Marketing and Business Development for Harvard Bioscience, Inc. This position will report directly to me. Your weekly salary will be $4,326.92, paid as earned and which is the yearly equivalent of $225,000.00. In addition to base salary, you will be given 100,000 stock options that vest in equal installments over four years from the initial grant date. The initial grant date will be the eleventh trading day after the HART spinoff and the strike price will be the average of the ten preceding trading days. You are eligible for an annual bonus up to 35% of base salary upon attainment of goals set by the CEO. Your employment will begin on October 28, 2013 or sooner if you are able. A signing bonus of $25,000.00 will be paid to you after 45 days of employment. Please note this offer is contingent on a review of the results of a background screening and a drug test.

Harvard Bioscience offers a competitive benefits package including major medical, dental, vision, life insurance and a retirement plan with company match. You will also earn three weeks of vacation and six personal days. Additional details on our benefit offerings will be provided on acceptance of this offer.

As is standard with positions such as this, you must sign an agreement to protect and hold confidential all proprietary and confidential information regarding Harvard Bioscience, any of its affiliates, its customers and employees both during and after the period of your employment. You must also acknowledge that any inventions, discoveries, processes and/or improvements developed by you in the course of your employment or in any way resulting from your employment with us remain the property of the Company exclusively.

All offers of employment are on an at-will basis which means that either you or we may terminate our employment relationship at any time with or without cause.

Yong, we are excited by the prospect of you joining us. Based on you practical and relevant experience, we believe you will bring much needed strategic marketing skills to the organization. Please acknowledge your acceptance of this tentative offer of employment by signing and returning a copy of this letter to me. At that point, Frank Aubuchon will provide you with the necessary paperwork for completing your background check and drug screening.

/s/ Jeffrey A. Duchemin, CEO	9/30/13	/s/ Yong Sun	9/30/13
Jeffrey A. Duchemin, CEO	Date	Yong Sun	Date

84 October Hill Road • Holliston, Massachusetts 01746-1388
Phone: 508-893-8999 • Fax: 508-429-5732
www.harvardapparatus.com • www.harvardbioscience.com